EXHIBIT 99.1

R eport of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Modus Media, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Modus Media, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001.

Boston, Massachusetts

June 4, 2004

MODUS MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002 (Restated)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$43,186	$37,957
Accounts receivable, less allowance for doubtful accounts of $1,746 in 2003 and $2,592 in 2002	104,573	97,495
Inventories	30,035	28,703
Prepaid expenses and other current assets	8,564	12,138

Total current assets	186,358	176,293
Property, plant and equipment, net	34,153	34,741
Deferred tax assets	4,180	3,603
Goodwill	7,482	7,482
Other noncurrent assets	14,285	8,151
Note receivable from related party (Note 4)	1,543	2,440

Total assets	$248,001	$232,710

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,216	$1,132
Accounts payable	107,539	104,150
Accrued liabilities	35,031	38,614
Accrued management fee due to related party (Note 4)	375	2,266

Total current liabilities	144,161	146,162
Long-term debt, net of current portion	93,512	79,355
Deferred tax liabilities	3,082	1,664
Other noncurrent liabilities	2,089	727

Total liabilities	242,844	227,908

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value, liquidation value of $1,000 per share; 120,000 shares authorized in 2003 and 2002; zero shares issued and outstanding in 2003 and 2002	—	—
Common stock, $0.01 par value; 115,850,000 shares authorized in 2003 and 2002; 29,527,997 and 27,347,398 shares issued and outstanding in 2003 and 2002, respectively	295	273
Additional paid-in capital	33,291	30,632
Note receivable from stockholder	(1,310)	—
Deferred stock compensation	(169)	(457)
Accumulated deficit	(18,735)	(11,856)
Other comprehensive loss	(8,215)	(13,790)

Total stockholders’ equity	5,157	4,802

Total liabilities and stockholders’ equity	$248,001	$232,710

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002 (Restated)	2001 (Restated)
	(in thousands)
Revenue	$543,351	$595,703	$641,529
Cost of revenue	431,679	473,841	541,593

Gross profit	111,672	121,862	99,936
Selling, general and administrative expenses	85,153	97,669	116,429
Management fee expense to related party (Note 4)	1,500	1,500	1,500
Restructuring charges	6,084	2,911	8,000
Stock-based compensation expense (income)	971	(551)	(1,534)

Operating income (loss)	17,964	20,333	(24,459)
Other expense (income):
Interest expense	17,465	16,992	11,913
Equity in (earnings) loss of unconsolidated affiliates	(64)	(404)	419
Foreign exchange losses (gains)	4,172	1,294	(717)
Other expense, net	314	1,423	353

Income (loss) before income taxes	(3,923)	1,028	(36,427)
Provision (benefit) for income taxes	2,956	(1,359)	1,872

Net income (loss)	$(6,879)	$2,387	$(38,299)

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

	Common stock		Additional paid-in capital	Note receivable from stockholder	Deferred stock compensation	Retained earnings (accumulated deficit)	Other comprehensive income (loss)
	Number of shares	$0.01 par value						Total	Comprehensive income (loss)
Balance, December 31, 2000	26,181,993	$262	$31,499	$—	$(3,597)	$24,056	$(13,211)	$39,009
Comprehensive loss:
Net loss (restated)						(38,299)		(38,299)	$(38,299)
Translation adjustment							(5,404)	(5,404)	(5,404)

Total comprehensive loss									$(43,703)

Issuance of common stock under stock option plans	59,158	1	35					36
Purchase and retirement of common stock	(50,000)	(1)	(60)					(61)
Stock-based compensation (income)					(1,534)			(1,534)
Forfeiture of options pertaining to deferred stock compensation			(4,073)		4,073			—

Balance, December 31, 2001	26,191,151	262	27,401	—	(1,058)	(14,243)	(18,615)	(6,253)
Comprehensive income:
Net income (restated)						2,387		2,387	$2,387
Translation adjustment							4,825	4,825	4,825

Total comprehensive income									$7,212

Issuance of common stock under stock option plans	99,492	1	32					33
Warrants issued in connection with debt financing			3,625					3,625
Common stock issued in connection with debt financing	830,245	8	726					734
Issuance of common stock upon exercise of warrants	239,362	2						2
Shares canceled upon settlement with former employee	(12,852)	—						—
Stock-based compensation (income)					(551)			(551)
Forfeiture of options pertaining to deferred stock compensation			(1,152)		1,152			—

Balance, December 31, 2002	27,347,398	273	30,632	—	(457)	(11,856)	(13,790)	4,802
Comprehensive income (loss):
Net loss						(6,879)		(6,879)	$(6,879)
Translation adjustment							5,575	5,575	5,575

Total comprehensive loss									$(1,304)

Issuance of common stock under stock option plans	275,976	3	91					94
Issuance of common stock in exchange for cash and note receivable	3,060,000	31	3,029	(1,250)				1,810
Shares received and cancelled upon settlement of notes receivable with former employees	(1,155,377)	(12)	(1,144)					(1,156)
Interest on note receivable from stockholder				(60)				(60)
Stock-based compensation (income)			1,456		(485)			971
Forfeiture of options pertaining to deferred stock compensation			(773)		773			—

Balance, December 31, 2003	29,527,997	$295	$33,291	$(1,310)	$(169)	$(18,735)	$(8,215)	$5,157

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002 (Restated)	2001 (Restated)
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(6,879)	$2,387	$(38,299)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,541	12,175	15,664
Stock-based compensation (income)	971	(551)	(1,534)
Deferred income taxes	(25)	(3,409)	443
Equity in (earnings) losses of unconsolidated affiliates	(64)	(404)	419
Amortization of debt issuance costs	2,897	348	2,227
Amortization of debt discount costs	902	447	—
Non-cash restructuring	277	—	994
Non-cash interest expense accrued on long-term debt	4,353	2,548	—
Charges in connection with warrants issued	—	354	—
(Gain) loss on disposal of fixed assets	(120)	698	—
Changes in assets and liabilities:
Accounts receivable, net	(1,069)	16,049	47,066
Inventories	745	7,549	49,535
Prepaid expenses and other current assets	2,735	5,101	(1,935)
Accounts payable	2,405	(13,321)	(53,144)
Accrued liabilities	(7,617)	1,146	(14,442)
Accrued management fee to related party (Note 4)	(1,891)	1,516	375
Other assets and liabilities, net	(1,402)	3,382	(2,669)

Net cash provided by operating activities	5,759	36,015	4,700

Cash flows from investing activities:
Purchase of property and equipment	(5,508)	(4,018)	(7,721)
Issuance of note receivable to related party (Note 4)	—	—	(2,000)
Proceeds from payment of note receivable from related party (Note 4)	1,000	—	—

Net cash used in investing activities	(4,508)	(4,018)	(9,721)

Cash flows from financing activities:
Borrowings on long-term debt	10,406	360	33,692
Repayments on long-term debt and capital lease obligations	(1,235)	(34,187)	(1,340)
Issuance costs on long-term debt refinancing	(5,646)	(3,130)	—
Proceeds from issuance of common stock	1,904	35	36
Purchase and retirement of common stock	—	—	(61)
Increase (decrease) in book overdrafts (included in accounts payable)	(5,875)	(3,781)	8,670

Net cash (used in) provided by financing activities	(446)	(40,703)	40,997

Effect of exchange rate changes on cash and cash equivalents	4,424	(4,880)	(2,766)

Increase (decrease) in cash and cash equivalents	5,229	(13,586)	33,210
Cash and cash equivalents, beginning of year	37,957	51,543	18,333

Cash and cash equivalents, end of year	$43,186	$37,957	$51,543

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,904	$13,380	$9,520
Cash paid for income taxes	2,222	4,634	6,302
Non-cash investing and financing activities:
Series B common stock issued in connection with debt financing	$—	$734	$—
Warrants to purchase common stock issued in connection with debt financing	—	3,273	—
Issuance of Series A and Series B Notes to pay down the Line of Credit at the June 2002 Refinancing	—	65,000	—
Exchange of Old Promissory Notes for New Promissory Notes	—	12,700	—
Issuance of shares in exchange for note receivable from stockholder	1,250	—	—
Shares cancelled upon settlement with former employees	1,156	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2002 and 2001

1.	Nature of Business

Modus Media, Inc. (the “Company” or “Modus”) is a global outsource provider of supply chain management services to the technology and broadband industries. The Company offers a full range of services including demand planning, product assembly and fulfillment, after sales services, customer support services and financial management services. The principal North American operations are located in Utah, Texas, North Carolina, Tennessee and Guadalajara, Mexico. The principal European subsidiaries include operations in Ireland, the United Kingdom, the Netherlands, Hungary and France. The principal Asian subsidiaries include operations in Singapore, Taiwan, China and Malaysia. In addition, the Company holds minority interests in joint ventures in Korea and Japan.

On March 23, 2004, the Company entered into a merger agreement (stock for stock) with CMGI, at a preliminary aggregate purchase price of $157.5 million, subject to reduction if Modus’ net indebtedness at closing exceeds a targeted amount. The exchange ratio for the merger is variable based on the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478 per share) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock). The exchange ratio will not be greater than 2.232998 or less than 1.827490 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus at the time of the closing and based on other assumptions concerning the number of shares of Modus common stock, options and warrants outstanding at the effective time, as set forth in the proxy statement/prospectus). CMGI has agreed to repay the outstanding senior debt of Modus of approximately $95 million at March 31, 2004 upon closing plus early debt termination fees of approximately $1.2 million. The merger is subject to various closing conditions including stockholder and regulatory approval and compliance with various representations and warranties contained in the merger agreement.

2.	Summary of Significant Accounting Policies

The financial information as of December 31, 2002 and for the years ended December 31, 2002 and 2001 has been restated to correct certain errors in the previously issued financial statements. The nature of the errors and the impact on the previously issued financial statements are disclosed in Note 3.

The following is a summary of significant accounting policies followed in the preparation of these financial statements.

Basis of Presentation and Consolidation

The accompanying financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and investments purchased with original or remaining maturity dates of three months or less.

Significant Customers and Concentration of Credit Risk

For the year ended December 31, 2003, no customer accounted for greater than 10% of total revenue. For the year ended December 31, 2002, three customers accounted for approximately 14%, 13% and 13% of total revenue. For the year ended December 31, 2001, two customers accounted for approximately 16% and 13% of total revenue.

Financial instruments that subject the Company to concentration of credit risk consist primarily of trade receivables with customers in the technology industry. The large number of customers comprising the Company’s customer base and their geographic dispersion mitigates this credit risk. To reduce credit risk, the Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potentially uncollectible accounts.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories include material, labor and overhead and are valued at the lower of cost or market. Materials include, but are not limited to, compact discs, instruction manuals, packaging materials and computer peripherals such as keyboards and mice. Substantially all of the Company’s inventories are valued using the first-in, first-out method. The cost of the remaining inventories is determined using a specific-identification method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of the inventory and its estimated net realizable value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Such adjustments are considered permanent adjustments to the cost basis of the inventory.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over estimated useful lives of 33 years for buildings and 2 to 10 years for machinery and equipment. Leasehold improvements are amortized using the straight-line method over the remaining lease terms or estimated useful lives, whichever is shorter.

Maintenance and repair costs are charged to operating expenses as incurred. When properties are retired or otherwise disposed of, the asset cost and accumulated depreciation are eliminated and the resulting gain or loss, if any, is included in the consolidated statement of operations.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount that is more likely than not realizable.

United States federal income taxes are not provided on the unremitted accumulated earnings of foreign subsidiaries, as such earnings are considered to be permanently reinvested. In addition, the Company’s debt arrangements restrict remittance on future earnings of the foreign subsidiaries.

Foreign Currency Translation

The financial statements and transactions of the Company’s foreign subsidiaries are maintained in their local currency and translated into United States dollars for purposes of consolidation. Assets and liabilities of the Company’s international subsidiaries are translated into United States dollars at current exchange rates. Income and expense items are translated at average exchange rates prevailing during the year.

Cumulative gains and losses arising from the translation of the Company’s international subsidiaries’ financial statements are accounted for in stockholders’ equity. Losses from foreign currency transactions of $4.2 million and $1.3 million for 2003 and 2002, respectively, and gains from foreign currency transactions of $0.7 million for 2001 were recorded in other expenses (income) in the consolidated statement of operations.

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedging accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company uses derivative

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instruments to manage exposures to foreign currencies. The Company’s objective for utilizing derivatives is to manage these risks using the most effective methods to eliminate or reduce the impacts of these exposures. Consistent with the provisions of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value and adjustments to the fair value of derivatives that do not qualify for hedge accounting must be recognized currently in earnings when they occur.

Revenue Recognition

The Company derives its revenue primarily from providing a variety of fulfillment and supply chain management services to the technology and broadband industries. The Company offers a full range of outsourced supply chain management services including procurement, management of inventory and materials, production, fulfillment, warehousing and storage, e-commerce and end-user order management services. Fees for these services are based, as applicable, on processing steps performed per unit, on transactions processed, or on a term of service delivery. These services are set forth in written arrangements entered into between the Company and the customer. These arrangements do not contain any up front fees or require minimum service level requirements.

Revenue is recognized for these services in accordance with all applicable revenue recognition criteria, including the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Revenue is recognized when services are rendered, as applicable, based on achieving service milestones or over the service period.

The Company applies the provisions of Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The Company’s application of EITF 99-19 includes evaluation of the terms of each major customer contract relative to a number of criteria that management considers in making its determination with respect to gross versus net reporting of revenue for transactions with its customers. Management’s criteria for making these judgments place particular emphasis on determining the primary obligor in a transaction and who bears general inventory risk. The Company does not take title to its customers’ proprietary technology, although the Company often does purchase or produce the media for delivery of that technology product. EITF 99-19 impacts only the Company’s revenue and cost of revenue and has no other impact on the Company’s consolidated financial statements.

The Company applies the provisions of EITF 00-10, Accounting for Shipping and Handling Fees and Costs, which requires that reimbursements for shipping and handling costs be recorded in revenue on a gross basis.

Impairment of Long-Lived Assets

Through December 31, 2001, the Company recorded impairment charges as a result of management’s ongoing business review and impairment analysis performed under its policy regarding impairment, utilizing the guidance in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Where impairment indicators were identified, management evaluated whether the projected undiscounted cash flows were sufficient to cover the particular long-lived asset being reviewed. If the undiscounted cash flows were insufficient, management then determined the amount of the impairment charge by comparing the carrying value of long-lived assets to their fair value. On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company tests certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the assets carrying amount. SFAS No. 144 defines impairment as the condition that exists when the carrying amount of a long-lived asset or group of assets exceeds its fair value. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, the Company evaluates

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, the Company measures any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value.

Goodwill

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which revised the standards of accounting for goodwill and indefinite-lived intangible assets by replacing the regular amortization of these assets with the requirement that they are reviewed annually for possible impairment, or more frequently if impairment indicators arise. The Company has elected to make September 30 the annual impairment assessment date for all reporting units, and will perform additional impairment tests when triggering events occur. The Company has three reporting units: Americas, Europe and Asia. The Company performed the annual impairment assessments for all reporting units as of September 30, 2003 and 2002. The assessments resulted in no goodwill impairment at December 31, 2003 and 2002. During and prior to 2001, goodwill was amortized on a straight-line basis over a ten-year period. Amortization expense for the year ended December 31, 2001 was $0.9 million. In accordance with the guidance of SFAS No. 142, goodwill associated with acquisitions was not amortized during 2002 and 2003. Had goodwill been amortized in the years ended December 31, 2003 and 2002, the Company’s pro forma net income (loss) would have been ($7.8) million and $1.5 million, respectively. Goodwill was $7.5 million at December 31, 2003 and 2002.

Debt Issuance Costs

The Company has capitalized costs associated with the issuance of multiple promissory notes (Note 9) in other non-current assets. These costs are being amortized through interest expense over the life of the related debt.

Debt Discount Costs

The Company has capitalized the costs of equity instruments issued to its lenders in connection with entering its various debt arrangements (Note 9) and recorded them as a reduction to the carrying value of the related debt in the consolidated balance sheet. The net carrying value of the debt is then accreted upward to its expected maturity value over the life of the related debt arrangement through interest expense on the consolidated statement of operations.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is based on the current rates offered to the Company for debt instruments of similar risks and maturities and approximates its carrying value.

Book Overdrafts

The Company maintains bank accounts at various institutions. Although it is the Company’s practice to transfer money amongst these accounts on a daily basis, legal right of offset does not exist between these institutions. At December 31, 2002, outstanding checks written at one financial institution exceeded cash on hand by $5.9 million. This book overdraft is included in accounts payable. No such book overdraft existed at December 31, 2003.

Restructuring Expenses

For restructuring plans implemented prior to December 31, 2002, the Company assessed the need to record restructuring charges in accordance with EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The Company also applies SAB No. 100, Restructuring and Impairment Charges. In accordance with this guidance, management must execute an exit plan that will result in the incurrence of

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

costs that have no future economic benefit. Also under the terms of EITF 94-3, a liability for the restructuring charges is recognized in the period management approves the restructuring plan. The Company records liabilities that primarily include the estimated severance and other costs related to employee benefits and certain estimated costs to exit equipment and facility lease obligations, and other service contracts. These estimates are based on the remaining amounts due under various contractual agreements, adjusted for any anticipated contract cancellation penalty fees or any anticipated or unanticipated event or changes in circumstances that would reduce these obligations. The settlement of these liabilities could differ materially from recorded amounts. In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3. The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. The provisions of SFAS 146 have been applied by the Company to exit or disposal activities that were initiated after December 31, 2002.

Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense for fixed employee stock option grants is recorded only to the extent that the fair market value of the Company’s common stock exceeds the option exercise price on the date of grant. The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123, for all stock-based awards (Note 13).

	Year ended December 31,
	2003	2002	2001
	(in thousands)
Net income (loss):
As reported (restated)	$(6,879)	$2,387	$(38,299)
Add back:
Stock-based compensation expense (income) included in reported net income (loss)	971	(551)	(1,534)
Deduct:
Stock-based compensation expense under the fair value based method for all awards	(414)	(1,237)	(2,253)

Pro forma net income (loss)	$(6,322)	$599	$(42,086)

The fair value of each stock option is estimated at the date of grant using the Black-Scholes option-pricing model. The estimated weighted average fair value of stock options granted to employees was approximately $0.27, $0.15, and $0.25 per share during the years ended December 31, 2003, 2002, and 2001, respectively. The following table summarizes the assumptions used in the Black Scholes option-pricing model:

	Year ended December 31,
	2003	2002	2001
Expected life	5 years	5 years	5 years
Expected volatility	0%	0%	0%
Dividend yield	0%	0%	0%
Weighted average risk-free interest rate	3.2%	2.9%	4.5%

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. The Company was required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. In December 2003, the FASB revised certain portions of FIN 46 (“FIN 46-R”). For all entities created on or before December 31, 2003, the Company is not required to adopt FIN 46, but will be required to adopt FIN 46-R as of January 1, 2005. The Company is in the process of evaluating whether its investments (Note 7) are considered variable interest entities and would therefore be consolidated as of January 1, 2005. For entities created after December 31, 2003, the Company will apply the provisions of FIN 46-R as of the date they first become involved with the respective entities.

In November 2002, the EITF reached a consensus on EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The guidance in the consensus is effective for revenue arrangements entered into on or after January 1, 2004. The adoption of EITF Issue 00-21 is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with certain provisions effective prior to this date. The adoption of this Statement did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2003, the FASB issued Statement on Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for the Company during the third quarter of 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, Employers’ Disclosure about Pensions and Other Postretirement Benefits. SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003 with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

adoption of SFAS No. 132(R) did not have a material impact on the Company’s consolidated financial position or results of operations.

Reclassifications

Certain reclassifications have been made to prior-period amounts to conform with the current-year presentation. Such reclassifications had no impact on reported net income (loss).

3.	Restatement

The Company’s previously issued consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 have been restated to correct the following errors: (1) For the year ended December 31, 2001, the Company netted $35.1 million of customer reimbursements for shipping and handling against the related costs in cost of revenue; such reimbursements should be classified in revenue; (2) The Company overstated its provision for income taxes by $7.7 million during the year ended December 31, 2002, overstated its benefit for income taxes by $11.5 million during the year ended December 31, 2001 and overstated its deferred tax assets by $7.7 million as of December 31, 2001; and (3) The Company recorded $5.9 million and $9.7 million of book overdrafts as a reduction of cash as of December 31, 2002 and 2001; such amounts in excess of funds on deposit should be classified as a liability.

The tables below summarize the restatements to the consolidated balance sheet and the consolidated statements of operations and of cash flows for the years ended December 31, 2002 and 2001. The notes to the consolidated financial statements have been adjusted to reflect the changes where appropriate.

Consolidated Balance Sheet

	12/31/02		12/31/02
	As reported	Adjustment	Restated
Cash	$32,082	$5,875	$37,957
Current assets	170,418	5,875	176,293
Total assets	226,835	5,875	232,710
Accounts Payable	98,275	5,875	104,150
Current liabilities	140,287	5,875	146,162
Total liabilities	222,033	5,875	227,908

Consolidated Statement of Operations

	12/31/02		12/31/02
	As reported	Adjustment	Restated
Provision (benefit) for income taxes	$6,371	$(7,730)	$(1,359)
Net income (loss)	(5,343)	7,730	2,387

Consolidated Statement of Operations

	12/31/01		12/31/01
	As reported	Adjustment	Restated
Revenue	$606,389	$35,140	$641,529
Cost of revenue	506,543	35,140	541,593
Provision (benefit) for income taxes	(9,605)	11,477	1,872
Net loss	(26,822)	(11,477)	(38,299)

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statement of Cash Flows

	12/31/03		12/31/03
	As reported	Adjustment	(Restated)
Decrease in book overdrafts	$—	$(5,875)	$(5,875)
Net cash (used in) provided by financing activities	5,429	(5,875)	(446)
Increase (decrease) in cash and cash equivalents	11,104	(5,875)	5,229

Consolidated Statement of Cash Flows

	12/31/02		12/31/02
	As reported	Adjustment	(Restated)
Deferred income taxes	$4,321	$(7,730)	$(3,409)
Decrease in book overdrafts	—	(3,781)	(3,781)
Net cash used in financing activities	(36,922)	(3,781)	(40,703)
Increase (decrease) in cash and cash equivalents	(9,805)	(3,781)	(13,586)

Consolidated Statement of Cash Flows

	12/31/01		12/31/01
	As reported	Adjustment	(Restated)
Deferred income taxes	$(11,034)	$11,477	$443
Increase in book overdrafts	—	8,670	8,670
Net cash used in financing activities	32,327	8,670	40,997
Increase (decrease) in cash and cash equivalents	24,540	8,670	33,210

4.	Related Party Transactions

Loans to Officers

The Company has extended loans to certain officers, directors and former officers of the Company. The loans, which totaled $1.6 million and $1.2 million as of December 31, 2003 and 2002, respectively, bear interest at 5% and mature at the earlier of (1) a defined maturity date between 2008 and 2011 or, in one case, when employment with the Company ceases, or (2) a liquidity event, such as a sale or other change in control of the Company. Interest on the loans is due at maturity. During the year ended December 31, 2003, loans of $1.2 million were settled with former employees in exchange for 1.2 million shares of common stock.

In January 2003, a loan of $1.3 million was issued to an officer of the Company to purchase 1,250,000 shares of the Company’s common stock; the loan is collateralized by 2,500,000 shares of the Company’s common stock and otherwise is nonrecourse. As of December 31, 2003, this loan and related accrued interest receivable of $1.3 million is classified as note receivable from stockholder in the accompanying consolidated balance sheet. Because this loan was issued to purchase shares of the Company’s common stock and the interest is prepayable, this loan is accounted for as a variable stock option and is marked-to-

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

market each reporting date. At December 31, 2003, the Company recorded stock-based compensation expense of $1.2 million in connection with this mark-to-market calculation. In July 2003, a loan of $0.3 million was issued to a former officer and current director of the Company. This loan is collateralized by 350,000 shares of the Company’s common stock. This loan and related accrued interest receivable is classified in other long-term assets in the accompanying consolidated balance sheet.

Transactions with Other Related Parties

Effective December 15, 1997, the Company entered into a management agreement with a current significant stockholder with representation on the Company’s Board of Directors that requires the stockholder to provide managerial, financial and transactional advice and services to the Company. For each of the years ended December 31, 2003, 2002 and 2001, the management fee for this agreement was $1.5 million and is included in the Company’s selling, general and administrative expenses. Unpaid management fees totaled $0.4 million and $2.3 million as of December 31, 2003 and 2002, respectively.

In January 2001, Open Channel Solutions (“OCS”), (Note 7) borrowed $2.0 million from the Company in exchange for a three-year, 11.5% note. In March 2003, OCS paid the Company $1.0 million and entered into a new note for the remaining $1.5 million balance with a term of three years and bearing interest at a rate of 9.25% payable quarterly in arrears. The Company periodically reviews this note for impairment and determined that no such impairment was required at December 31, 2003 and 2002. At December 31, 2003, the amount of accrued and unpaid interest was $0.1 million.

As of December 31, 2003, one of the note holders from the June 2002 Financing (Note 9) is a Director of the Company. This note holder has an 8.3% interest in the Series B shares of common stock, the June 2002 Warrants, the Future Warrants and the Series B Notes, a 6.9% interest in the Series A Notes and a less than 1% interest in the Company’s common shares.

In addition, the fund manager of another note holder from the June 2002 Financing is a Director of the Company. This note holder has a 22.2% interest in the Series B shares of common stock, the June 2002 Warrants, the Future Warrants, and the Series B Notes and a 35.2% interest in the Series A Notes. A related party to this note holder has a 36.7% interest in the Company’s common shares, and also has two directors on the Company’s Board of Directors.

During 2003, certain key members of management purchased 560,000 shares of the Company’s common stock for $560,000 under the 1997 Stock Incentive Plan (Note 13).

5.	Inventories

The components of inventories were as follows (in thousands):

	December 31,
	2003	2002
Raw materials	$26,767	$24,206
Work-in-process	879	856
Finished goods and completed components	2,389	3,641

	$30,035	$28,703

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2003	2002
Leasehold improvements	$8,741	$10,182
Buildings (including assets under capital lease of $2,532 in 2003 and 2002)	25,444	21,735
Machinery and equipment (including assets under capital lease of $1,876 in 2003 and 2002)	99,789	119,267

	133,974	151,184
Less: accumulated depreciation and amortization	99,821	116,443

Property, plant and equipment, net	$34,153	$34,741

Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 was $9.5 million, $12.2 million and $14.8 million, respectively.

7.	Investments

Joint Ventures

The Company has investments in two joint ventures in Japan and Korea. These affiliates provide a full-range of integrated services to their customers, consisting of software manufacturing, hardware assembly, on-demand manufacturing and end user order management services. The carrying value of the Company’s 40% investment in the Japan joint venture was $2.9 million and $2.5 million as of December 31, 2003 and 2002, respectively; this investment is accounted for under the equity method. The carrying value of the Company’s 20% investment in the Korea joint venture was $0.9 million as of December 31, 2003 and 2002; this investment is accounted for under the cost method since the Company does not have significant influence on the joint venture. The Company believes it does not have significant influence due to a number of factors, including that the Company does not hold any position on the Korean joint venture’s board of directors. These investments are included in other noncurrent assets on the accompanying consolidated balance sheets. The Company’s equity in earnings from the Japan joint venture is included in other expense (income) in the accompanying consolidated statement of operations and totaled $0.5 million, $0.5 million and $1.3 million in other income, for the years ended December 31, 2003, 2002 and 2001, respectively.

Open Channel Solutions

The Company has approximately a 20% investment in Open Channel Solutions (“OCS”). The investment is accounted for under the equity method. OCS provides electronic software license management and distribution support to high-technology companies. The carrying value of the investment in OCS was $1.9 million and $2.3 million as of December 31, 2003 and 2002, respectively. This investment is included in other noncurrent assets on the accompanying consolidated balance sheets. The Company’s equity in earnings from this affiliate is included in other expense (income) in the accompanying consolidated statement of operations and totaled $0.4 million, $0.1 million and $1.7 million in other expense for the years ended December 31, 2003, 2002 and 2001, respectively.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
Compensation and other benefits	$14,093	$16,073
Taxes	4,454	6,130
Professional/ consulting fees	5,551	3,977
Restructuring reserve	1,913	3,338
Interest	2,360	1,506
Occupancy	1,135	690
Other	5,525	6,900

	$35,031	$38,614

9.	Debt

The Company’s debt was as follows (in thousands):

	December 31,
	2003	2002
Revolving line of credit	$10,406	$—
Series A notes due in 2006 at an interest rate of 14%	30,000	30,000
Series B notes due in 2006 at interest rates of 17%–19% (net of debt discount of $2,708 and $3,610 at December 31, 2003 and 2002, respectively)	35,326	32,295
Deferred Compensation Note due in 2003 at an interest rate of 14%	—	185
Promissory note due in 2007 at an interest rate of 15%	15,930	13,706
Debt assumed in business acquisition due in 2005 at an interest rate of 7.0%	246	809
Debt assumed in business acquisition due in 2008 at an interest rate of 5.84%	293	358
Mortgage payable due in 2004 at an interest rate of 5.36%	888	1,483
Capital leases payable in varying amounts through 2008 at a weighted average interest rate of 7.32% at December 31, 2003 and 2002	1,639	1,651

	94,728	80,487
Less: current portion	1,216	1,132

Long-term portion	$93,512	$79,355

On January 9, 2003, the Company entered into a new line of credit comprised of a domestic credit facility with a $40.0 million revolving credit line subject to a borrowing base, which is calculated based on eligible receivables, inventories and fixed assets (the “New Line of Credit”) with a three-year term. The New Line of Credit contains certain covenants, of which the most restrictive relates to fixed charge coverage. The New Line of Credit is collateralized by substantially all of the Company’s assets, including shares of its subsidiaries. Borrowings under the agreement bear interest on either the Prime Rate + 2% or LIBOR + 3% (4%-6% at December 31, 2003).

As part of the January 2003 financing which established the New Line of Credit, the Company also extended to December 31, 2006 the maturity of multiple promissory note agreements (“Notes”) with investors in the principal amount of $65.0 million, which were initially issued in June 2002. There were no other changes or modifications to the terms of the Notes.

On June 26, 2002, the Company entered into a Forbearance, Fifteenth Amendment and Waiver Agreement (the “June 2002 Financing”) that extended the maturity of the existing Line of Credit to April 30, 2003 and

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provided for a further extension to June 30, 2003 provided that no default or event of default existed and upon payment of certain extension fees. The June 2002 Financing replaced the Company’s previous credit facility, which had been entered into on December 15, 1997 with a group of banks for a revolving line of credit (the “Line of Credit”) of $130.0 million, expiring on December 17, 2001. The outstanding borrowings under the line of credit at December 31, 2002 and 2003 were none and $10.4 million, respectively.

On March 8, 2002, the Company entered into a Forbearance, Fourteenth Amendment and Waiver Agreement with the banks, which extended the maturity of the Line of Credit to June 28, 2002. In connection with this agreement, the Company granted warrants to purchase 855,845 shares of the Company’s common stock (the “April 2002 Warrants”). The April 2002 Warrants had an exercise price of $0.01 and vested immediately. Due to an additional financing arrangement that was entered into prior to June 28, 2002, two thirds of the April 2002 Warrants (including any exercised warrants) were cancelled. The remaining April 2002 Warrants to purchase 285,282 shares were valued at $354,000 and immediately recorded to additional paid-in capital and interest expense. The fair value of each warrant was calculated using the Black-Scholes option-pricing model with the following assumptions: 100% volatility, term of two years, risk-free interest rate of 3.54% and a dividend yield of 0%.

The financial covenants relating to the June 2002 Financing required the Company to attain specified monthly minimum consolidated EBITDA levels for each rolling three-month period through the end of the extension periods and to limit capital expenditures to $5.0 million. The Company had additional reporting requirements to lenders. Borrowings under the agreement bore interest at rates based on either the Prime Rate + 2% or LIBOR + 3%. The Company had the option to select which method will be utilized when calculating interest on the June 2002 Financing. The applicable interest rate at December 31, 2003 was 6.00%. In addition, Modus pays a fee on the unused portion of the Line of Credit at a rate of 0.5% a year. As of December 31, 2003 and 2002, the available borrowing base was $25.3 million and $24.5 million, respectively.

As part of the June 2002 Financing, the Company entered into multiple promissory note agreements (“Series A and B Notes”) with investors in the principal amount of $65.0 million which was used to pay down the Line of Credit. Approximately $30.0 million are classified as Series A Notes and $35.0 million are classified as Series B Notes. The interest rate on Series A Notes is 14% per year payable quarterly in cash in arrears, and the interest rate on Series B Notes is 17% per year. Of the interest on Series B Notes, 12% is payable quarterly in cash in arrears and the remaining 5% is deferred and is payable upon maturity.

In connection with the June 2002 Financing, the Company issued to holders of the Series B Notes (1) 830,245 shares of Series B common stock; (2) warrants to purchase 830,245 shares of common stock (the “June 2002 Warrants”); (3) incremental notes payable totaling $1.7 million at the maturity date (the “Deferred Compensation Notes”); and (4) an annual option to receive either (a) additional warrants to purchase 830,245 shares of the Company’s common stock (the “Future Warrants”) or (b) an additional 2% of accruable interest on the principal of the Series B Notes, with total interest on the Series B Notes not to exceed 21%. In June 2003, on the first annual option, one holder of the Series B Notes opted to receive Future Warrants to purchase 281,409 shares of the Company’s common stock and three holders of the Series B Notes opted to increase their accruable interest on the principal of the Series B Notes by 2%. The Company recorded no additional charge to additional paid-in capital in the accompanying consolidated balance sheet for the Future Warrants issued as they had already been accounted for in June 2002.

At issuance, the Company calculated the fair value of the Series B common stock as $830,000; the fair value of the June 2002 Warrants as $739,000; and the current fair value of the Future Warrants as $3,026,000. These fair values were proportionally allocated to the related Series B Notes (resulting in an aggregate debt discount of $4,062,000) and were recorded as a discount to the notes payable. The discount is amortized to interest expense through the maturity date of the Series B Notes. The fair value of each warrant was

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

calculated using the Black-Scholes option-pricing model with the following assumptions: 100% volatility, term of ten years, risk-free interest rate of 4.84% and a dividend yield of 0%.

The Deferred Compensation Notes shall mature on the earlier of the closing of a pre-defined subsequent financing or July 1, 2003. Interest on the Deferred Compensation Notes was payable quarterly on the principal balance at a rate of 14% per year. The Deferred Compensation Notes were being accreted on the balance sheet using the interest method with a quarterly charge to interest expense. In January 2003, the Company repaid the Deferred Compensation Notes at their maturity value of $1.7 million. As this repayment was made as a condition of the January 2003 refinancing, the $1.7 million is recorded as a debt issuance cost and is amortized to interest expense over the lives of the related Series A and Series B notes. The Company recorded $0.4 million in interest expense in the accompanying consolidated statement of operations during the year ended December 31, 2003 and has $1.1 million remaining in debt issuance costs, which is included in other noncurrent assets in the accompanying balance sheet at December 31, 2003.

On July 24, 2002, the Company amended and restated certain promissory notes dated October 13, 1999 (the “Old Promissory Notes”) in the principal amount of $12.7 million (the “New Promissory Notes”). Certain terms of the Old Promissory Notes including the interest rate and interest payment method were amended. The interest rate on the New Promissory Notes is 15% per year and interest shall accrue quarterly in arrears on the unpaid principal balance. All principal and interest on the New Promissory Notes is payable in full on June 30, 2007.

Certain of the Company’s foreign subsidiaries have additional lines of credit available to fund local working capital requirements. The lines of credit are collateralized by certain assets of the local entities. Approximately $9.9 million and $9.5 million of these facilities were unused at December 31, 2003 and 2002, respectively.

Future maturities of the Company’s debt as of December 31, 2003 are as follows (in thousands):

2004	$1,216
2005	640
2006	76,126
2007	16,324
2008	362
Thereafter	60

$94,728

Under the terms of the June 2002 financing, the debt and the line-of-credit become due upon a change of control. Upon the completion of the proposed merger with CMGI, it is anticipated that these amounts plus an early termination fee of approximately $1.2 million will be paid.

The Company was in compliance with all other debt covenants during each of the years ended December 31, 2003 and 2002.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Commitments and Contingencies

Lease Commitments

The Company leases certain offices, facilities and equipment under noncancelable operating leases, which expire at various dates through 2023. Rent expense for operating leases was $21.5 million, $22.9 million and $22.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, future minimum lease payments for noncancelable leases were as follows (in thousands):

Year	Operating	Capital
2004	$16,406	$398
2005	12,242	398
2006	10,605	398
2007	9,583	398
2008	8,265	299
Thereafter	26,996	—

Total minimum payments	$84,097	1,891

Less: amounts representing interest		252

Present value of minimum lease payments		$1,639

Guarantees and Indemnification Obligations

The Company enters into standard indemnification agreements in its ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally its business partners or customers, in connection with patent, copyright or other intellectual property infringement claims by any third party with respect to the Company’s current products, as well as claims relating to property damage or personal injury resulting from the performance of services by the Company or its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. Historically, the Company’s costs to defend lawsuits or settle claims relating to such indemnity agreements have been minimal and accordingly, the Company believes the estimated fair value of these agreements is immaterial.

11.	Income Taxes

The provision (benefit) for income taxes was comprised of the following (in thousands):

	Year ended December 31,
	2003	2002 (Restated)	2001 (Restated)
Current:
Federal	$—	$—	$—
State	58	—	—
Foreign	2,923	2,155	1,429

Total current	2,981	2,155	1,429

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	(25)	(3,514)	443

Total deferred	(25)	(3,514)	443

Total provision (benefit)	$2,956	$(1,359)	$1,872

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s income (loss) before income taxes included approximately $6.4 million, $2.1 million and $4.0 million of income related to foreign operations for the years ended December 31, 2003, 2002 and 2001, respectively.

The deferred foreign income tax benefit in 2002 reflects the reversal of a portion of the deferred tax asset valuation allowance as a result of reaching sustained profitability and implementing tax planning strategies in certain foreign jurisdictions which make realization of the underlying deferred tax assets more likely than not.

The Company’s effective tax rate differed from the statutory United States federal income tax rate primarily as follows (in thousands):

	Year ended December 31,
	2003	2002 (Restated)	2001 (Restated)
At federal statutory rate	$(1,334)	$350	$(12,385)
Provision for foreign earnings	(678)	(2,060)	646
U.S. tax on foreign earnings	1,110	2,644	3,818
Change in valuation allowance	3,777	(2,749)	12,042
State taxes, net of federal effect	(279)	86	(1,234)
Deferred compensation	330	(86)	(522)
Other, net	30	456	(493)

	$2,956	$(1,359)	$1,872

The components of the Company’s deferred income tax assets and liabilities were as follows (in thousands):

	December 31,
	2003	2002 (Restated)
Deferred tax assets:
Receivable allowances	$402	$499
Inventory adjustments	827	607
Accrued liabilities	5,958	6,601
Tax loss carryforwards	18,925	16,245

Total deferred tax assets	26,112	23,952
Less: valuation allowance	(22,789)	(19,125)

Deferred tax assets, net of valuation allowance	3,323	4,827

Deferred tax liabilities:
Property, plant and equipment	$(1,899)	$(862)
Foreign earnings not yet remitted	—	(1,586)
Other	(326)	(440)

Total deferred tax liabilities	(2,225)	(2,888)

Net deferred tax assets	$1,098	$1,939

Undistributed earnings and profits of foreign subsidiaries subject to U.S. tax upon repatriation amounted to approximately $39.0 million at December 31, 2003. U.S. federal income taxes are not provided on unremitted accumulated earnings of foreign subsidiaries, as such earnings are considered to be permanently reinvested abroad. In addition, there are restrictions placed on the distributions of future earnings under the Company’s January 2003 loan agreement and with certain local governments.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total tax loss carryforwards approximate $54.0 million at December 31, 2003 and expire between 2004 and 2023. Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. The Company has determined that a valuation allowance of $22.8 million and $19.1 million at December 31, 2003 and 2002, respectively, was required to be recorded against net deferred tax assets in both the US and foreign jurisdictions where it is more likely than not that the assets are not realizable.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Accordingly, the proposed merger with CMGI may limit the availability of these loss carryforwards. Foreign net operating losses may be subject to limitation by local taxing authorities.

12.	Employee Benefit Plans

Defined Contribution Plans

The Company has a defined contribution 401(k) plan covering substantially all domestic employees who meet certain eligibility requirements. Participants may make contributions to the 401(k) plan from 1% to 15% of their compensation, as defined in the plan. The Company may contribute a certain percentage of the employee’s annual compensation to the 401(k) plan, subject to certain limitations. Company contributions are fully vested after two years of service. The Company’s contributions and costs attributable to the 401(k) plan amounted to $0.1 million, $0.1 million and $1.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Certain of the Company’s foreign subsidiaries also have defined contribution plans covering those employees who meet certain eligibility requirements. Participants may make contributions to the plans from 1% to 20% of their compensation, as defined. The Company may contribute a certain percentage of the employee’s annual compensation to the plans, subject to certain limitations. Contributions made to these plans amounted to $0.2 million, $0.4 million and $1.1 million for the years ended December 31, 2003, 2002 and 2001.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Defined Benefit Pension Plans

Certain of the Company’s foreign subsidiaries have defined benefit pension plans for long-term employees. The plans are based on an employee’s years of service and earnings. The retirement plan liabilities and their related costs are computed in accordance with the laws and appropriate actuarial practices of the individual countries. The change in benefit obligation and plan assets consisted of the following (in thousands):

	Year ended December 31,
	2003	2002
Funded Status
Projected benefit obligation at end of period	$18,254	$11,625
Fair value of plan assets at end of period	17,256	11,908

Funded status	$(998)	$283

Amounts recognized on the balance sheet
Prepaid (accrued) benefit cost	$(998)	$283
Weighted-average assumptions used to determine projected benefit obligations
Discount rate	5.50%	5.50%
Rate of compensation increase	4.25%	4.25%
Weighted-average assumptions used to determine fair value of plan assets
Discount rate	5.50%	5.50%
Expected return on plan assets	6.75%	5.75%
Rate of compensation increase	4.25%	4.25%
Additional pension data
Net periodic pension cost	$3,754	$2,385
Employer contribution	1,429	1,164
Participant contributions	1,193	801
Benefits Paid	708	474

13.	Stockholders’ Equity

Common Stock

The Company has authorized common stock, nonvoting common stock and Series B common stock. The holders of common stock and the holders of Series B common stock are each entitled to one vote per share held, and the holders of nonvoting common stock have no voting rights.

Common stock, $0.01 par value, consisted of the following shares issued and outstanding:

	December 31,
	2003	2002
Common stock, authorized 100,000,000 shares	25,251,470	23,070,871
Nonvoting common stock, authorized 15,000,000 shares and 10,000,000 shares, respectively	3,446,282	3,446,282
Series B common stock, authorized 850,000 shares	830,245	830,245

Total shares issued and outstanding	29,527,997	27,347,398

Preferred Stock

The Company has authorized 120,000 shares of 9.50% senior cumulative preferred stock. Preferred dividends accrue at the rate of $95 per annum per share and are payable in cash, additional shares, or any combination of the two. At December 31, 2003 and 2002, there were no preferred stock shares issued and outstanding nor were there any cumulative preferred dividends in arrears.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

In connection with a reorganization in 1997, outstanding stock awards under prior stock option plans were replaced by substitute awards under the Company’s Class A and Class B Replacement Option Plans. The Company also established the 1997 Stock Incentive Plan (the “Plan”), which is administered by the Board of Directors of the Company. The Plan, as amended, provides for the issuance of options to purchase up to 7.0 million shares of common stock, at exercise prices and vesting periods determined by the Board and defined in the applicable option agreements. Options may be granted to employees, officers, directors, consultants and advisors of the Company under the Plan. In November 2002, the Board of Directors approved an increase in the shares available under the Plan to 8.0 million.

Option grants generally vest over four or five years. In addition, for the options that vest over five years, accelerated exercisability is subject to the attainment of certain liquidity thresholds. Options cannot be issued under the Plan after December 15, 2007; however, options previously granted under the Plan may still be exercised beyond that date. The Plan also contains certain provisions for the option holders in the event of an acquisition, as defined in the Plan. In March 2004, the Board of Directors authorized the Company immediately prior to closing of the merger to remove the liquidity thresholds and accelerate the vesting of one-third of the unvested portion of all outstanding stock options.

The following table summarizes the status of the Company’s stock option plans and changes to the plans during the periods indicated:

	Number of shares	Weighted average exercise price
Outstanding at December 31, 2000	5,839,173	$3.47
Granted	2,510,538	2.83
Exercised	(59,158)	0.59
Forfeited/canceled	(1,621,974)	4.36

Outstanding at December 31, 2001	6,668,579	3.02
Granted	1,472,000	1.14
Exercised	(99,492)	0.33
Forfeited/canceled	(1,161,533)	4.40

Outstanding at December 31, 2002	6,879,554	2.43
Granted	725,000	1.00
Exercised	(275,976)	0.34
Forfeited/canceled	(1,382,321)	2.99

Outstanding at December 31, 2003	5,946,257	$2.20

Options exercisable at:
December 31, 2001	1,628,343	$2.11
December 31, 2002	1,807,896	$2.19
December 31, 2003	1,785,888	$2.07

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Options available for future grant at December 31, 2003, 2002 and 2001 were 1,401,878, 1,309,839 and 624,958, respectively. The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

Range of exercise prices	Outstanding at December 31, 2003	Weighted average remaining contractual life (years)	Exercisable at December 31, 2003
$0.06	183,896	1.07	183,896
0.29 – 0.36	873,431	4.35	227,412
0.60 – 0.87	483,014	1.30	483,014
1.00	1,155,900	9.12	49,050
1.14	60,375	5.48	19,325
1.25	2,052,350	7.98	352,500
5.15	415,956	5.76	276,759
8.20	490,563	7.01	124,157
10.93	230,772	6.16	69,775

	5,946,257	6.56	1,785,888

Stock-Based Compensation

In 1999, the Company issued 1,999,500 stock options to employees at exercise prices ranging from $1.15 to $5.18, which at the time of grant was below the estimated fair market value of the Company’s common stock. As a result of these options and grants, the Company recorded deferred stock compensation of $10.1 million, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock on the grant date as determined for financial reporting purposes for grants to employees. This amount is being recognized as stock-based compensation expense over the vesting periods of the underlying stock options. The Company recorded stock-based compensation income of $0.5 million, $0.5 million and $1.5 million during the years ended December 31, 2003, 2002 and 2001, respectively, related to these options. As a result of options being forfeited by employees prior to vesting, during the years ended December 31, 2003, 2002 and 2001, the Company reversed $0.8 million, $1.1 million and $4.1 million, respectively, of deferred stock compensation that had been previously recognized related to the unvested options.

In October 2003, the Company issued 175,000 stock options to employees at an exercise price of $1.00, which at the time of the grant was below the estimated fair market value of the Company’s common stock. As a result the Company recorded deferred stock compensation of $0.1 million, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock on the grant date as determined for financial reporting purposes for grants to employees. This amount was recognized as stock-based compensation expense during the year ended December 31, 2003.

Restricted Stock

During the year ended December 31, 2003, pursuant to the 1997 Stock Incentive Plan certain key members of management purchased shares of restricted stock of the Company for $1.00 per share. The Company retains the right to repurchase the stock in the event of termination of the employee, and the participating management were required to execute a non-compete and non-solicitation agreement. During the year ended December 31, 2003, 560,000 shares of common stock were purchased with proceeds to the Company of $0.6 million.

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

14.	Derivative Financial Instruments

The Company enters into forward currency exchange contracts to hedge intercompany and third-party liabilities denominated in currencies other than the functional currency. The fair value of the Company’s foreign currency exchange contracts is estimated based on foreign exchange rates as of December 31, 2003 and 2002. At December 31, 2003, the notional value of the Company’s foreign currency exchange contracts was to sell 4.2 million Euros, 3.7 million British Pounds, and 267.3 million Hungarian Forints. At December 31, 2002, the notional value of the Company’s foreign currency exchange contracts was to buy 25.7 million Singapore dollars, 9.2 million Euros and 0.9 million British Pounds.

The Company believes that these contracts economically function as effective hedges of the underlying exposures, but the foreign currency contracts do not meet the specific criteria for hedge accounting defined in SFAS No. 133, thus requiring the Company to record all changes in the fair value of these contracts in earnings in the period of the change. The Company recorded a charge of $0.2 million, a benefit of $0.3 million and a charge of $0.2 million in the years ended December 31, 2003, 2002 and 2001, respectively, to reflect the impact of its forward foreign currency exchange contracts.

15.	Restructuring Charges

Fiscal 2003 Restructuring

In 2003, the Company recorded a pretax restructuring charge of $6.1 million relating to the restructuring of its global operations. The restructuring charge included $4.8 million for severance and termination benefits and $1.3 million for the remaining lease obligations related to the closure of one facility in North America. At December 31, 2003, the remaining accrual totaled $1.9 million, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Fiscal 2003 charge	$4,765	$1,319	$6,084
Fiscal 2003 utilization	(3,966)	(205)	(4,171)

Balance at December 31, 2003	$799	$1,114	$1,913

Of the $1.9 million remaining liability, $1.4 million is expected to be paid during the year ended December 31, 2004, while $0.5 million will be paid through December 31, 2006.

Fiscal 2002 Restructuring

In 2002, the Company recorded a pretax restructuring charge of $3.2 million relating to the restructuring of its global operations. The restructuring charge included $2.6 million for severance and termination benefits and $0.5 million related to a closure of a facility in Europe. At December 31, 2003, there was no remaining accrual, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Fiscal 2002 charge	$2,642	$515	$3,157
Fiscal 2002 utilization	(822)	—	(822)

Balance at December 31, 2002	1,820	515	2,335
Fiscal 2003 utilization	(1,820)	(515)	(2,335)

Balance at December 31, 2003	$—	$—	$—

Fiscal 2001 Restructuring

In 2001, the Company recorded a pretax restructuring charge of $8.0 million relating primarily to the restructuring of its global operations. The restructuring charge included $5.5 million for severance and termination benefits and $2.5 million for the remaining lease obligations related to the closure of three

MODUS MEDIA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

facilities in North America. The changes from 2001 estimate result from a reversal of $1.2 million of a previously established reserve partially offset by a $1.0 million increase due to increased rent costs for exited facilities that no longer could be sublet. At December 31, 2003, there was no remaining accrual, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Fiscal 2001 charge	$5,500	$2,500	$8,000
Fiscal 2001 utilization	(3,568)	(2,500)	(6,068)

Balance at December 31, 2001	1,932	—	1,932
Fiscal 2002 adjustments	(1,249)	1,003	(246)
Fiscal 2002 utilization	(683)	—	(683)

Balance at December 31, 2002	—	1,003	1,003
Fiscal 2003 utilization	—	(1,003)	(1,003)

Balance at December 31, 2003	$—	$—	$—

MODUS MEDIA, INC.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated balance sheet as of March 31, 2004 and consolidated statements of operations and of cash flows for the three months ended March 31, 2004 and 2003, and the accompanying notes thereto, are all unaudited.

MODUS MEDIA, INC.

UNAUDITED CONSOLIDATED BALANCE SHEET

March 31, 2004
(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$35,408
Accounts receivable, less allowance for doubtful accounts of $2,099	95,222
Inventories	23,708
Prepaid expenses and other current assets	8,272

Total current assets	162,610
Property, plant and equipment, net	32,664
Deferred tax assets	4,050
Goodwill	7,482
Other noncurrent assets	15,028
Note receivable from related party	362

Total assets	$222,196

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$839
Accounts payable	83,787
Accrued liabilities	32,389

Total current liabilities	117,015
Long-term debt, net of current portion	96,818
Deferred tax liabilities	2,466
Other noncurrent liabilities	2,099

Total liabilities	218,398

Stockholders’ equity:
Preferred stock, $0.01 par value, liquidation value of $1,000 per share; 120,000 shares authorized; zero shares issued and outstanding	—
Common stock, $0.01 par value; 115,850,000 shares authorized; 29,570,083 shares issued and outstanding	296
Additional paid-in capital	35,332
Note receivable from stockholder	(1,310)
Deferred stock compensation	(169)
Accumulated deficit	(22,247)
Other comprehensive loss	(8,104)

Total stockholders’ equity	3,798

Total liabilities and stockholders’ equity	$222,196

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MODUS MEDIA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2004	2003
	(in thousands)
Revenue	$140,184	$133,131
Cost of revenue	114,922	106,089

Gross profit	25,262	27,042
Selling, general and administrative expenses	21,047	22,528
Management fee expense to related party	375	375
Restructuring and merger related charges	310	3,298
Stock-based compensation expense	2,024	—

Operating income	1,506	841
Other expense (income):
Interest expense	4,483	4,059
Equity in earnings of unconsolidated affiliates	(219)	(134)
Foreign exchange losses, net	612	235
Other income, net	(27)	(9)

Loss before income taxes	(3,343)	(3,310)
Provision for income taxes	169	33

Net loss	$(3,512)	$(3,343)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MODUS MEDIA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2004	2003
	(in thousands)
Cash flows from operating activities:
Net loss	$(3,512)	$(3,343)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,044	2,558
Stock-based compensation	2,024	—
Equity in earnings of unconsolidated affiliates	(219)	(134)
Amortization of debt issuance costs	738	786
Amortization of debt discount costs	226	226
Non cash interest expense accrued on long-term debt	1,201	1,001
Changes in assets and liabilities:
Accounts receivable, net	9,306	9,595
Inventories	6,323	2,733
Prepaid expenses and other current assets	291	(2,595)
Accounts payable	(23,636)	(17,833)
Accrued liabilities	(2,526)	(2,065)
Accrued management fee to related party	(375)	(1,891)
Other assets and liabilities, net	(575)	(2,750)

Net cash used in operating activities	(8,690)	(13,712)

Cash flows from investing activities:
Purchase of property and equipment	(704)	(525)
Proceeds from payment of note receivable from related party	—	1,000

Net cash provided by (used in) investing activities	(704)	475

Cash flows from financing activities:
Borrowings on long-term debt	2,061	9,778
Repayments on long-term debt and capital lease obligations	(569)	(132)
Issuance costs on long-term debt refinancing	—	(3,918)
Proceeds from issuance of common stock	33	1,783
Decrease in book overdraft (included in accounts payable)	—	(4,519)

Net cash provided by financing activities	1,525	2,992

Effect of exchange rate changes on cash and cash equivalents	91	816

Decrease in cash and cash equivalents	(7,778)	(9,429)
Cash and cash equivalents, beginning of period	43,186	37,957

Cash and cash equivalents, end of period	$35,408	$28,528

The accompanying notes are an integral part of these unaudited consolidated financial statements.

MODUS MEDIA, INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2004 and 2003

1.	General

Basis of Presentation.

The accompanying interim consolidated financial statements of Modus Media, Inc. (the “Company”) are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation (consisting of normal recurring adjustments) have been reflected in the interim periods presented. Due principally to the seasonal nature of the Company’s business, results may not be indicative of results for a full year. The accompanying interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2003.

Recently Issued Accounting Pronouncements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. The Company was required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. December 2003, the FASB revised certain portions of FIN 46 (“FIN 46-R”). For all entities created on or before December 31, 2003, the Company is not required to adopt FIN 46, but will be required to adopt FIN 46-R as of January 1, 2005. The Company is in the process of evaluating whether its investments are considered variable interest entities and would therefore be consolidated as of January 1, 2005. For entities created after December 31, 2003, the Company will apply the provisions of FIN 46-R as of the date they first become involved with the respective entities. There have been no entities created after December 31, 2003, therefore the adoption of this portion of FIN 46-R did not have a material impact on the Company’s consolidated financial position or results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue 00-21 provides guidance on how to determine when an arrangement that involves multiple revenue-generating activities or deliverables should be divided into separate units of accounting for revenue recognition purposes, and if this division is required, how the arrangement consideration should be allocated among the separate units of accounting. The guidance is effective for revenue arrangements entered into on or after January 1, 2004. The adoption of EITF Issue 00-21 did not have a material effect on the Company’s consolidated financial position or results of operations.

MODUS MEDIA, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company follows the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123, for all stock based awards.

	Three Months Ended March 31,
	2004	2003
Net loss:
As reported	$(3,512)	$(3,343)
Add Back:
Stock-based compensation expense included in reported net loss	2,024	—
Deduct:
Stock-based compensation expense under the fair value based method for all awards	(2,085)	(242)

Pro forma net loss	$(3,573)	$(3,585)

3.	Inventories

The components of inventories were as follows (in thousands):

March 31, 2004
Raw materials	$22,041
Work-in-process	895
Finished goods and completed components	772

$23,708

4.	Loan to officer

In January 2003, a loan of $1.3 million was issued to an officer of the Company to purchase 1,250,000 shares of the Company’s common stock; the loan is collateralized by 2,500,000 shares of the Company’s common stock and otherwise is nonrecourse. As of March 31, 2004, this loan and related accrued interest receivable of $1.3 million is classified as note receivable from stockholder in the accompanying consolidated balance sheet. Because this loan was issued to purchase shares of the Company’s common stock and the interest is prepayable, this loan is accounted for as a variable stock option and is marked-to-market each reporting date. During the quarter ended March 31, 2004, the Company recorded stock-based compensation expense of $2.0 million in connection with this mark-to-market calculation.

MODUS MEDIA, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Comprehensive loss

The table below presents comprehensive loss, defined as changes in stockholders’ equity excluding changes resulting from investments by and distributions to stockholders:

	Three months Ended March 31,
	2004	2003
Net loss	$(3,512)	$(3,343)
Translation adjustments	136	300

Comprehensive loss	$(3,376)	$(3,043)

6.	Restructuring and merger related charges

In the first quarter of 2004, the Company recorded $0.3 million in expenses related to a potential merger that was not consummated. At March 31, 2004 these expenses had been fully paid and there was no remaining merger related accrual.

In the first quarter of 2003, the Company recorded a pretax restructuring charge of $3.3 million relating to the restructuring of its global operations. The restructuring charge included $2.1 million for severance and termination benefits and $1.2 million for the remaining lease obligations related to the closure of one facility in North America. At March 31, 2004, the remaining accrual totaled $1.4 million, as follows (in thousands):

	Severance Amount	Facilities Amount	Total
Balance at December 31, 2003	$799	$1,114	$1,913
Fiscal 2004 utilization	(310)	(235)	(545)

Balance at March 31, 2004	$489	$879	$1,368

Of the $1.4 million remaining liability, $0.9 million is expected to be paid during the year ended December 31, 2004, while $0.5 million will be paid through December 31, 2006.

7.	Merger with CMGI

On March 23, 2004, the Company entered into a merger agreement (stock for stock) with CMGI, at a preliminary aggregate purchase price of $157.5 million, subject to reduction if Modus’ net indebtedness at closing exceeds a targeted amount. The exchange ratio for the merger is variable based on the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing (but not less than $2.028 or greater than $2.478 per share) and the total number of shares of Modus common stock deemed outstanding immediately prior to closing (including shares issuable upon exercise of in-the-money options and warrants to purchase Modus common stock). The exchange ratio will not be greater than 2.232998 or less than 1.827490 (assuming no adjustment to the aggregate purchase price based upon the net indebtedness of Modus at the time of the closing and based on other assumptions concerning the number of shares of Modus common stock options and warrants outstanding at the effective time, as set forth in the proxy statement/prospectus). CMGI has agreed to repay the outstanding senior debt of the Company of approximately $95 million at March 31, 2004 upon closing plus early debt termination fees of approximately $1.2 million. The merger is subject to various closing conditions including stockholder and regulatory approval and compliance with various representations and warranties contained in the merger agreement.